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                                                                           EX(A)

FOR RELEASE:                                              IMMEDIATELY

FOR MORE INFORMATION CONTACT:                      Robert L. Stevens, Chairman

                                                                 610-526-2300 or

                                                       610-296-5539 (evening):

BRYN MAWR TRUST EXECUTIVE VICE PRESIDENT RESIGNS

BRYN MAWR, PA, March 5, 1999 -- Robert L. Stevens, Chairman, Bryn Mawr Bank Corporation (NASDAQ:BMTC), announced today that Peter H. Havens, Executive Vice President of the Corporation's principal subsidiary, The Bryn Mawr Trust Company, has resigned from the Bank and as a corporate director for personal reasons.

Mr. Stevens stated: "Peter has headed up the Bank's Investment Management and Trust Division since May of 1995, spearheaded its outstanding advance, and will be greatly missed by us and our clients."

Stevens added, "Senior Vive President Joseph H. Bachtiger, will oversee the trust and fiduciary administration and trust operations activities, Joe has been in our trust administration area since 1969, and has served as president of The National Association of Estate Planners and Councils (NAEPC). Richard I. Sichel, Senior Managing Director of Investment Counsellors of Bryn Mawr, a department of The Bryn Mawr Trust Company, will continue as the chief investment officer and will assume responsibility for CDC Capital Management, Inc. Rich has over 25 years of investment management experience, is often quoted in the most respected financial publications, and has been guest portfolio manager on nationally televised financial programs. Under the guidance of these two fine professionals reporting to me, I am confident that our outstanding investment performance and service level will be maintained."


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                                   Exhibit A